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                                                                    EXHIBIT 3.27

Prepared by:      FRANK W. ERWIN
                  P.O. Box 7206
                  Jacksonville, NY 28540


                            ARTICLES OF INCORPORATION
                                       OF
                        CAROLINA NATIONAL GOLF CLUB, INC.

         Pursuant to 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation:

         1. The name of the corporation is CAROLINA NATIONAL GOLF CLUB, INC.

         2. The number of shares the corporation is authorized to issue is One Hundred Thousand (100,000) all of one class, designated as common stock.

         3. The street address and county of the initial registered office of the corporation is 3973-A Market Street, Wilmington, New Hanover County, North Carolina 28403.

         4. The mailing address of the initial registered office is 3973-A Market Street, Wilmington, New Hanover County, North Carolina 28403.

         5. The name of the initial registered agent is DAVID L. DICKEY.

         6. The street address and county of the principal office of the corporation is: 3973- A Market Street, Wilmington, New Hanover County, North Carolina 28403. The name of the incorporator is DAVID L. DICKEY and the address of the incorporator is 3973-A Market Street, Wilmington, New Hanover County, North Carolina 28403.

         7. The purpose of the corporation is:

            a) To undertake the construction, repair, restoration and improvement of real property, and associated personal property, in any and all respects, including but not limited to golf courses and recreational facilities, new residential homes, apartments, condominiums, commercial buildings, shopping centers, and planned unit developments for sale, lease, operation or investment and to undertake the development of raw or timber land, for purposes of improvement thereon for the sale or resale and/or construction and/or location thereon of residential homes, apartments, condominiums, commercial buildings, shopping centers, and planned unit developments for sale, lease, operation or investment.

            b) To engage in any lawful act, or activity for which corporations may be organized under the laws of the State of North Carolina.




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         8. A shareholder (his personal representative, legatee, or donee) shall not sell, transfer, pledge, encumber, or in any manner dispose of any share of the corporation without compliance with the following procedure, except transfers without consideration to permitted transferees. Permitted transferees shall include only the personal representative, spouse, descendants, or ancestors of the shareholders, or any trust for the primary benefit of such spouse, descendants, or ancestors. A shareholder desiring to sell, transfer, pledge, encumber, or in any manner dispose of any shares (other than in transfers without consideration to permitted transferees) shall obtain a bona fide written cash offer from a third person to purchase the shares, and before accepting this offer, shall (1) deliver to the corporation a copy of the offer disclosing the identity of the purchaser and the price offered and (2) offer in writing to sell the shares referred to in the offer to the corporation or its nominee selected without regard to any preemptive right. The corporation shall have thirty (30) days after receipt of the offer to accept it. If the corporation accepts the offer, the shares referred to in it shall forthwith be delivered to the corporation against the payment of the purchase price. If the corporation does not accept the offer in the thirty (30) day period, the shareholder may accept the offer of the third person, and the shares subject to the offer shall thereafter be free from the restrictions and provisions of this section. If shares are transferred to a permitted transferee, they shall remain subject to the restrictions and provisions of this section.

         9. The corporation shall indemnify all directors, officers, employees and agents against liability and expenses in any proceeding (including without limitation, a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. The corporation shall also, and to the same extent, indemnify any person, who at the request of the corporation is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administration under an employee benefit plan. Such persons shall be entitled to recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted herein, pursuant to NCGS 55-8-57.

         10. These articles will be effective upon filing.

         This the 19TH day of JULY, 1996.

                                     /s/ David L. Dickey               (SEAL)
                                     -------------------------------
                                     DAVID L. DICKEY, INCORPORATOR




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NORTH CAROLINA
COUNTY OF NEW HANOVER

         This is to certify that on the 19TH day of JULY, 1996, before me, a Notary Public, personally appeared DAVID L. DICKEY and after having first made known to him contents thereof, he did acknowledge that he signed and delivered the same as his voluntary act and deed for the uses and purposes therein expressed.

         Witness my hand and notarial seal, this the 19TH day of JULY, 1996.

                                                    /s/ Sandra Warwick
                                                  ------------------------------
                                                        NOTARY PUBLIC

MY COMMISSION EXPIRES:  2/17/99